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                                                                     Exhibit 4.9

                              DATED 13 JUNE 2001


                              BRIGHT STATION PLC

                                      and

                                  SIMON CANHAM


                           -------------------------
                               SERVICE AGREEMENT
                           -------------------------


                                   THEODORE
                                    GODDARD


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                                    CONTENTS

1.  DEFINITIONS .............................................................  1

2.  APPOINTMENT .............................................................  1

3.  DURATION OF THE EMPLOYMENT ..............................................  2

4.  SCOPE OF THE EMPLOYMENT .................................................  2

5.  HOURS AND PLACE OF WORK .................................................  3

6.  REMUNARATION ............................................................  3

7.  DEDUCTIONS ..............................................................  4

8.  EXPENSES ................................................................  4

9.  HOLIDAYS ................................................................  4

10. SICKNESS BENEFITS .......................................................  5

11. PENSION AND MEDICAL INSURANCE ARRANGEMENTS ..............................  5

12. EMPLOYEE SHARE SCHEME RIGHTS ............................................  6

13. RESTRICTIONS ON OTHER ACTIVITIES BY THE EXECUTIVE .......................  6

14. CONFIDENTIAL INFORMATION AND COMPANY DOCUMENTS ..........................  7

15. INVENTIONS AND OTHER INTELLECTUAL PROPERTY ..............................  8

16. TERMINATION .............................................................  9

17. TERMINATION OF DIRECTORSHIP ............................................. 11

18. RESTRICTIVE COVENANTS ................................................... 12

19. PRESCRIBED INFORMATION .................................................. 15

20. DATA PROTECTION ......................................................... 15

21. SEVERABILITY ............................................................ 15

22. COUNTERPARTS ............................................................ 15

23. NOTICES ................................................................. 15

24. CHOICE OF LAW AND SUBMISSION TO JURISDICTION ............................ 16


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THIS AGREEMENT is dated 13 June 2001 and is made BETWEEN:

(1) BRIGHT STATION PLC (registered number 1890236) whose registered office is at The Communications Building, 48 Leicester Square, London WC2H 7DB (the "Company"); and

(2) SIMON CANAHAM of 168 Westwood Road, Tilehurst, Reading, Berkshire RG316LN (the "Executive")

NOW IT IS HEREBY AGREED as follows:

1.     DEFINITIONS

1.1    In this Agreement:

1.1.1  the following expressions have the following meanings:

       Admission means the admission of the Company's new ordinary shares to listing on the Official List of the UK Listing Authority and to trading on the London Stock Exchange becoming effective, as set out in the document comprising a prospectus to be issued by the Company on 13 June 2001 the "Board" means the Board of Directors for the time being of the Company or any Committee of the Board (including, without limitation, the Remuneration Committee)

       the "Employment" means the Executive's employment hereunder the "Group" means the Company and the Group Companies

       "Group Company" means any holding company for the time being of the Company or any subsidiary for the time being of the Company or of any such holding company (for which purpose the expressions "holding company" and "subsidiary" shall have the meanings ascribed thereto by section 736 Companies Act 1985);

1.1.2 references to clauses and sub-clauses are to clauses and sub-clauses of this Agreement;

1.1.3 the headings to the clauses are for convenience only and shall not affect the construction or interpretation of this Agreement.

2.     APPOINTMENT

       The Company shall employ the Executive and the Executive agrees to serve the Company as Chief Executive Officer of the Company on and subject to the terms and conditions specified herein.

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3.     DURATION OF THE EMPLOYMENT

3.1 The Employment shall be conditional upon and effective from the date of Admission and, subject to clause 16, shall continue until terminated by either party giving to the other not less than 12 months' notice in writing.

3.2 This Agreement will replace and supersede all previous agreements and arrangements relating to the employment of the Executive by the Company or any other Group Company (but without prejudice to any outstanding salary, bonus or unexercised share options payable to the Executive under such previous arrangements) with effect from Admission. Such previous agreements and arrangements shall continue with full force and effect until the date of Admission, to the exclusion of this Agreement.

3.3 Notwithstanding clause 3.1, the Employment shall terminate when the Executive reaches the normal retiring age from time to time applicable to directors of the Company, such age currently being 70.

3.4    The Executive's period of continuous employment began on 17 October 2000.

3.5 The Executive represents and warrants that he is not bound by or subject to any court order, agreement, arrangement or undertaking which in any way restricts or prohibits him from entering into this Agreement or from performing his duties hereunder.

4.     SCOPE OF THE EMPLOYMENT

4.1 The Executive shall be employed as Chief Executive Officer of the Company, in which position he shall:

4.1.1 unless otherwise directed by the Board or prevented by incapacity and subject to clause 9, the Executive shall, during normal business hours and during such other hours as may be necessary, devote the whole of his time, attention and skill to the business of the Company and any Group Company for whom he is required to carry out duties by the Board pursuant to this clause 4;

4.1.2 faithfully and diligently perform such duties and exercise such powers consistent with his position as may from time to time be assigned to or vested in him by the Board and use his best endeavours to promote the interests of the Company and any Group Company,

4.1.3  comply with the reasonable and lawful directions of the Board;

4.1.4 observe and comply with the Articles of Association of the Company and comply with such of the Company's rules, regulations, policies and procedures from time to time in force as, in the case of rules, regulations, policies and procedures not derived from law or regulation are reasonable and have been previously notified to the Executive; and

4.1.5 keep the Board at all times promptly and fully informed (in writing if so requested) of his conduct of the business of the Company and any Group Company and provide such explanations in connection therewith as the Board may require.

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4.2    The Executive shall if and so long as the Company requires and without any further remuneration therefor than is herein mentioned, in addition to those duties which he is required to perform for the Company:

4.2.1  carry out his duties on behalf of any Group Company; and

4.2.2 act as a director or officer of any Group Company (provided that this shall be subject to the prior agreement of the Executive, such agreement not to be unreasonably withheld or delayed).

5.     HOURS AND PLACE OF WORK

5.1 The Executive shall work such hours as are necessary for the proper performance of his duties, with a minimum of 40 hours from 9.00 am to
       5.30 p.m. Monday to Friday. The Executive and the Company agree that by virtue of his seniority with the Company, the provisions of the Working Time Regulations 1998 do not apply to his employment hereunder.

5.2 The Executive's place of work will initially be the Company's offices at 48 Leicester Square or else where in Central London but the Company may require the Executive to work in any other location within the United Kingdom, provided that this shall not exceed 10 weeks in aggregate in any 52 week period. The Executive will be given reasonable notice of any change in his place of work.

5.3 If the Executive's principal place of work is changed to a location which is outside reasonable commuting distance from his home, the Company will reimburse his reasonable relocation costs.

5.4 The Executive may be required to travel on behalf of the Company or any Group Company for whom he is required to carry out duties by the Board pursuant to clause 4 anywhere in the world on reasonable notice at the Company's expense, provided that this shall not exceed 8 weeks in any 52 week period.

6.     REMUNERATION

6.1 The Company shall pay to the Executive a Salary at the rate of (pound)120,000 per annum, payable by equal monthly instalments in arrears on or before the last day of each calendar month.

6.2    Salary shall be subject to annual review by the Board.

6.3 The Company shall pay the Executive a bonus of up to (pound)30,000 per annum, based on the achievement of agreed performance targets (the "Bonus"). The Bonus shall be payable in respect of each complete financial year of the Company (or ratably in respect of each part thereof) during which the Employment subsists.

6.4 The remuneration specified in clauses 6.1 and 6.3 shall be inclusive of any fees to which the Executive may be entitled as a director of the Company or any Group Company.

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6.5    Payment of Salary and Bonus to the Executive shall be made either by the
       Company or by a Group Company, and if by more than one company, in such proportions as the Board may from time to time think fit.

6.6 The Company shall pay to the Executive a monthly car allowance of (pound)600 less appropriate deductions for tax and national insurance contributions. Payment of this allowance in respect of a period of less than a month shall be apportioned to the number of days of the Employment in that month.

7.     DEDUCTIONS

       For the purposes of the Employment Rights Act 1996, the Executive hereby authorises the Company to deduct from his remuneration (including but not limited to Salary, Bonus and car allowance) and/or any sums due to the Executive under this Agreement any sums due from him to the Company.

8.     EXPENSES

8.1 The Company shall reimburse the Executive in respect of all expenses reasonably incurred by him in the proper performance of his duties, subject to the Executive providing such receipts or other evidence as the Company may reasonably require.

8.2 The Executive will be issued with a Company credit card on condition that he:

8.2.1 takes good care of such card and forthwith reports any loss of it to the Company;

8.2.2 uses the card only for the purposes of the Company's business or the business of the Group; and

8.2.3  returns the card forthwith to the Company on request.

9.     HOLIDAYS

9.1 The Executive shall be entitled to all bank and public holidays normally observed in England and a further 25 working days' paid holiday in each holiday year (being the period from 1 January to 31 December). The Executive may only take his holiday at such times as are convenient to the Company.

9.2 In the respective holiday years in which the Employment commences or terminates, the Executive's entitlement to holiday shall accrue on a pro rata basis for each month of service during the relevant year.

9.3 If, on the termination of the Employment, the Executive has exceeded his accrued holiday entitlement, the excess may be deducted from any sums due to him. If the Executive has any unused holiday entitlement, the Company may either require the Executive to take such unused holiday during any notice period or make payment in lieu thereof.

9.4 Holiday entitlement for one holiday year may not be taken in subsequent holiday years unless otherwise agreed by the Board. Unless otherwise agreed with the Board, failure to take holiday entitlement in the appropriate holiday year will lead to


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       forfeiture of any accrued holiday not taken, without any right to payment in lieu thereof.

10.    SICKNESS BENEFITS

10.1 The Company shall continue to pay the Executives Salary during any period of absence on medical grounds up to a maximum of 120 working days in any period of 12 months or one period of absence (if longer), subject to the Executive complying with the Company's rules governing notification and evidence of absence on medical grounds from time to time in force. The Executive shall from time to time if required:

10.1.1 complete self-certification forms provided by the Company in respect of any absence from work due to sickness or incapacity; and

10.1.2 undergo at the Company's expense a medical examination by a doctor appointed by the Company at such time or times as the Company may select and permit the disclosure of the outcome of such medical examination to the Company.

10.2 Payment of the Executive's salary pursuant to clause 10.1 shall be inclusive of any Statutory Sick Pay to which the Executive may be entitled, and any benefits received under any permanent health insurance scheme which the Company may from time to time operate.

10.3 If the Executives absence shall be occasioned by the actionable negligence of a third party in respect of which damages are recoverable, then all sums paid by the Company shall constitute loans to the Executive, who shall:

10.3.1 forthwith notify the Company of all the relevant circumstances and of any claim, compromise, settlement or judgment made or awarded in connection therewith;

10.3.2 if the Company so requires, refund to the Company such sum as the Company may determine, not exceeding the lesser of:

       (a) the amount of damages recovered by him under such compromise, settlement or judgment, and

       (b)    the sums advanced to him in respect of the period of incapacity.

11.    PENSION AND MEDICAL INSURANCE ARRANGEMENTS

11.1 The Company shall continue to provide to the Executive the same level of pension scheme benefits as under the terms of his previous arrangements with the Group, together with such additional benefits as the Board may, at its discretion grant to the Executive, subject to the terms and conditions and trust deed of the pension scheme operated by the Company from time to time. Further details of this benefit can be obtained from the Director of Human Resources.

11.2 The Company shall continue to provide to the Executive the same level of permanent health insurance and medical expenses insurance scheme benefits as under the terms of his previous arrangements with the Group, together with such additional such

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       benefits as the Board may, at its discretion grant to the Executive, subject to the terms and conditions of such schemes from time to time in force.

11.3 The Company shall, at its discretion, effect insurance for the Executive to cover his liability as a Director of the Company, at such levels and on such terms as the Board (acting reasonably) shall consider appropriate.

12.    EMPLOYEE SHARE SCHEME RIGHTS

       If during the Employment the Executive is granted participation in a share scheme, any extinction, suspension or curtailment of any rights or benefits under the share scheme by reason of any transfer of the Employment or its termination, howsoever arising and whether lawful or unlawful, shall not form part of any claim for damages for breach of this Agreement or compensation for unfair dismissal and the effect of any such transfer or termination of the Employment on the Executive's rights or benefits under the share scheme shall be determined in accordance with the rules, terms and conditions of the share scheme and not in accordance with the provisions (other than this Clause) of this Agreement.

13.    RESTRICTIONS ON OTHER ACTIVITIES BY THE EXECUTIVE

13.1 The Executive shall not in any capacity whatsoever (except with the prior sanction of a resolution of the Board) be directly or indirectly employed, engaged, concerned or interested in any other business, trade profession, occupation or undertaking which is in competition with the business of the Company, provided that this shall not prohibit the holding (directly or through nominees) or interest for investment purposes in securities in any company traded on the London Stock Exchange or in respect of which dealing takes place on any recognised stock exchange provided that such company is not in competition with the business of the Company and further provided that not more than 5 per cent of the issued shares or other securities of any class of any one company shall be so held without the prior sanction of a resolution of the Board.

13.2   The Executive shall comply with:

13.2.1 every rule of law;

13.2.2 the Rules and Regulations of the UK Listing Authority and the London Stock Exchange; and

13.2.3 every regulation of the Company (which, where not being derived from sub-clauses 13.2.1 and 13.2.2 above shall be reasonable) for the time being in force notified to the Executive in writing in relation to dealings in shares or other securities of the Company or any Group Company.

13.3 The Executive shall not (and shall procure so far as he is able that his spouse, infant children and other connected persons, within the meaning of section 346 Companies Act 1985, shall not) deal or become or cease to be interested (within the meaning set out in part I Schedule XIII Companies Act 1985) in any securities of the Company,

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       except in accordance with the Company's code for securities transactions by directors.

13.4 Subject to any regulations issued by the Company, the Executive shall not be entitled to receive or obtain directly or indirectly any discount, rebate or commission in respect of any sale or purchase of goods effected or other business transacted (whether or not by him) by or on behalf of the Company or any Group Company and if he (or any firm or company in which he is interested) shall obtain any such discount, rebate or commission he shall account to the Company or the relevant Group Company for the amount received by him (or a due proportion of the amount received by such company or firm having regard to the extent of his interest therein).

14.    CONFIDENTIAL INFORMATION AND COMPANY DOCUMENTS

14.1 The Executive shall neither during the Employment (except in the proper performance of his duties) nor at any time (without limit) after the termination of the Employment:

14.1.1 divulge or communicate to any person, company, business entity or other organisation;

14.1.2 use for his own purposes or for any purposes other than those of the Company or any Group Company; or

14.1.3 through any failure to exercise due care and diligence, cause any unauthorised disclosure of any trade secrets or Confidential Information (as hereinafter defined) relating to the Company or any Group Company or their clients, but so that these restrictions shall cease to apply to any information which shall become available to the public generally otherwise than through the default of the Executive.

14.2 "Confidential Information" shall mean details of suppliers and their terms of business, details of customers and their requirements, the prices charged to and terms of business with customers, marketing plans and sales forecasts, financial information, results and forecasts (save to the extent that these are included in published audited accounts), any proposals relating to the acquisition or disposal of a company or business or any part thereof or to any proposed expansion or contraction of activities, details of employees and officers and of the remuneration and other benefits paid to them, information relating to research activities, inventions, secret processes, computer programmes, designs, formulae and product lines, any information which the Executive is told is confidential and any information which has been given to the Company or any Group Company in confidence by customers, suppliers or other persons.

14.3 All notes, memoranda, records, lists of customers and suppliers and employees, correspondence, documents, computer and other discs and tapes, data listings, codes, designs and drawings and other documents and material whatsoever (whether made or created by the Executive or otherwise) relating to the business of the Company or any Group Company (and any copies of the same):


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14.3.1 shall be and remain the property of the Company or the relevant Group
       Company; and

14.3.2 shall be handed over by the Executive to the Company or to the relevant Group Company on demand and in any event on the termination of the Employment.

15.    INVENTIONS AND OTHER INTELLECTUAL PROPERTY

15.1 The parties foresee that the Executive may make inventions or create other industrial or intellectual property in the course of his duties hereunder and agree that in this respect the Executive has a special responsibility to further the interests of the Company and the Group Companies.

15.2 Any invention, or improvement, design, process, information, copyright work, trade mark or trade name or get-up made, created or discovered by the Executive during the course of the Employment (whether capable of being patented or registered or not and whether or not made or discovered in the course of the Employment) in conjunction with or in any way affecting or relating to the business of any company in the Group or capable of being used or adapted for use therein or in connection therewith shall forthwith be disclosed to the Company and shall (subject to sections 39 to 43 Patents Act 1977) belong to and be the absolute property of the Company or such Group Company as the Company may direct.

15.3 The Executive if and whenever required so to do by the Company shall at the expense of the Company or such Group Company as the Company may direct:

15.3.1 apply or join with the Company or such Group Company in applying for letters patent or other protection or registration in the United Kingdom and in any other part of the world for any such invention, improvement, design, process, information, work, trade mark, trade name or get-up aforesaid; and

15.3.2 execute and do all instruments and things necessary for vesting the said letters patent or other protection or registration when obtained and all right title and interest to and in the same absolutely and as sole beneficial owner in the Company or such Group Company or in such other person as the Company may specify.

15.4 The Executive hereby irrevocably and unconditionally waives all rights under Chapter IV Copyright, Designs and Patents Act 1988 in connection with his authorship of any existing or future copyright work in the course of the Employment, in whatever part of the world such rights may be enforceable including, without limitation:

15.4.1 the right conferred by section 77 of that Act to be identified as the author of any such work; and

15.4.2 the right conferred by section 80 of that Act not to have any such work subjected to derogatory treatment.

15.5 The Executive hereby irrevocably appoints the Company to be his Attorney in his name and on his behalf to execute and do any such instrument or thing and generally to use his name for the purpose of giving to the Company the full benefit of this


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        clause. In favour of any third party a certificate in writing signed by any Director or by the Secretary of the Company that any instrument or act falls within the authority hereby conferred shall be conclusive evidence that such is the case.

15.6 Nothing in this clause shall be construed as restricting the rights of the Executive or the Company under sections 39 to 43 Patents Act 1977.

16.     TERMINATION

16.1    The Employment shall be subject to termination by the Company:

16.1.1 by not less than 3 months' notice in writing given at any time while the Executive shall have been incapacitated by reason of ill health or accident from performing his duties hereunder for a period of or periods aggregating 120 working days in the preceding 12 months or period of illness (if longer) provided that such termination does not prejudice the Executive's ability to continue to receive payments under any permanent health insurance scheme implemented by the Company for the benefit of the Executive. However, in such circumstances the Company shall be entitled to require the Executive to resign from any office held in the Company and/or Group Company and or may at its discretion appoint another person to carry out the Executive's duties on a temporary or permanent basis and if such appointment is made on a permanent basis, the Company may terminate the Executive's employment within 30 days of being informed of the cessation of payment being made under the permanent health insurance scheme and, if the Executive's employment is so terminated, the Executive shall have no further claim against the Company under this Agreement in respect of notice pay or otherwise;

16.1.2  by summary notice in writing if the Executive shall have:

        (a) committed any serious breach or repeated or continued (after warning) any material breach of his obligations hereunder; or

        (b) in the reasonable opinion of the Board, been guilty of conduct tending to bring himself or the Company or any Group Company into disrepute; or

        (c) committed any act of dishonesty, any serious misconduct or any other act which may seriously affect his ability to discharge his duties as Chief Financial Officer; or

        (d) become bankrupt or had an interim order made against him under the Insolvency Act 1986 or a disqualification order under the Company Directors Disqualification Act 1986 or if the Executive shall make any arrangement or composition with his creditors generally; or

        (e) become a patient for the purposes of Part VII of the Mental Health Act 1983; or

        (f) been convicted of any criminal offence (other than a minor offence under the Road Traffic Acts for which a custodial sentence is not imposed).

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        Any delay by the Company in exercising such right of termination shall not constitute a waiver thereof. If the Employment is so terminated the Executive shall have no claim for damages or otherwise against the company in respect of such termination.

16.2 The Company may at any time, by written notice given by the Board, suspend the Executive for up to one calendar month on full pay for the purpose of investigating any misconduct or neglect alleged against the Executive provided that the Board has reasonable grounds for suspecting the Executive's involvement and during any such period the Executive shall not, except with the consent in writing of the Board, attend at any premises of the Company or any Group Company or contact or communicate with any employee of the Company or any Group Company (other than a director of the Company or any Group Company) or any customer, client or supplier of the Company or any Group Company. The Company agrees to use reasonable endeavours to conduct such an investigation as quickly as possible.

16.3 The Company reserves the right to terminate the Employment at any time with immediate effect;

16.3.1 by making a payment to the Executive of the Salary (at the rate in force at the date of termination), Bonus, car allowance and a sum equal to the value of the Company's pension contributions; and

16.3.2 by continuing to provide any medical expenses insurance and permanent health insurance schemes as the Company may operate from time to time, or at the Company's option by paying to the executive compensation in respect of the cost of providing any such schemes,

16.4 for the notice period, or (where notice has been given) for the balance of the notice period. Any payment made pursuant to clause 16.3 above shall be subject to deductions for tax and employee national insurance and shall be in full and final satisfaction of all claims which the Executive may have against the Company or any Group Company or any of its or their officers or employees in respect of the termination of the Employment.

16.5 For the avoidance of doubt, if the Employment is terminated pursuant to clause 16.3 above, he shall not be entitled to any additional payment in respect of holiday which would otherwise have accrued during such notice period or the balance thereof.

16.6 Notwithstanding the foregoing or any other provision of this Agreement, where the Company has given notice to the Executive pursuant to the terms of clause 3.1 the Company shall not be under any obligation to vest in or assign to the Executive any powers or duties and may at any time require the Executive to perform:

16.6.1  all his normal duties;

16.6.2  a part only of his normal duties and no other;

16.6.3 such duties as it may reasonably require and no others (provided that such duties will be commensurate with the Executive's status within the Company as an executive director);

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16.6.4  no duties whatsoever;

16.6.5 and may from time to time suspend or exclude the Executive from the performance of his duties and/or from all or any premises of the Company without the need to give any reason for so doing and direct the Executive to refrain from contacting or communicating with all or any of the employees, customers, clients or suppliers of the Company and/or any Group Company for a period of up to six months but his Salary will not cease to be payable (in whole or in part) nor will he cease to be entitled to any other benefits hereunder by reason only of such requirement as mentioned in paragraphs 16.6.2 to 16.6.4 of this clause or such suspension or exclusion (unless or until his employment under this Agreement shall be terminated).

16.7 On the termination of the Employment (howsoever arising) or on either the Company or the Executive having served notice of such termination, the Executive shall:

16.7.1 at the request of the Company immediately resign without compensation from his office as a director of the Company and from all offices held by him in any Group Company, provided however that such resignation shall be without prejudice to any claims which the Executive may have against the Company or any Group Company arising out of the termination of the Employment; and

16.7.2 forthwith deliver to the Company all materials within the scope of clause 14.3 and all credit cards and other property of or relating to the business of the Company or of any Group Company which may be in his possession or under his power or control, and if the Executive should fail to do so the Company is hereby irrevocably authorised to appoint some person in his name and on his behalf to sign any documents and do any things necessary or requisite to give effect thereto.

16.8 If the Executive shall have been offered but shall unreasonably have refused to agree to the transfer of this Agreement by way of novation to a company which has acquired or agreed to acquire the whole or substantially the whole of the undertaking and assets of or of the equity share capital of the Company, the Executive shall have no claim against the Company in respect of the termination of his employment hereunder by reason of the subsequent voluntary winding-up of the Company or of the disclaimer of this Agreement by the Company within one month after such acquisition.

17.     TERMINATION OF DIRECTORSHIP

17.1 If the Executive shall cease to be a director of the Company, the Employment shall if the Company so elects in writing within fourteen days of such cessation thereupon terminate automatically but without prejudice to the right of either party to this Agreement to treat any act or omission of the other causing such cessation as a breach of this Agreement.

17.2 Termination of the Employment under this clause shall be without prejudice to any claim for damages or other remedy in respect of any breach of this Agreement and, for the purposes of this Clause, the failure of the Company in general meeting to

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        re-elect the Executive as a director on his retirement by rotation shall be deemed to be an omission of the Company.

18.     RESTRICTIVE COVENANTS

18.1 For the purposes of clauses 18.2 and 18.3 the following words have the following meanings:

18.1.1 Company Goods means any product researched into, developed, distributed or sold by the Company with which the duties of the Executive were concerned or for which he was responsible during the 2 years immediately preceding the Termination Date;

18.1.2 "Company Services" means any services (including but not limited to technical and product support, technical advice and customer services) supplied by the Company with which the duties of the Executive were concerned or for which he was responsible during the 2 years immediately preceding the Termination Date;

18.1.3  "Confidential Information" has the meaning ascribed thereto in clause
        14.2;

18.1.4 "Customer" means any person, firm, company or other organisation whatsoever to whom or which the Company distributed, sold or supplied Company Goods or Company Services during the 2 years immediately preceding the Termination Date and with whom or which, during such period:

        (a) the Executive had personal dealings in the course of his employment; or

        (b) any employee who was under the direct or indirect supervision of the Executive had personal dealings in the course of his employment;

18.1.5 "Prospective Customer" means any person, firm, company or other organisation whatsoever with whom or which the Company shall have had negotiations or discussions regarding the possible distribution, sale or supply of Company Goods or Company Services during the 12 months immediately preceding the Termination Date and with whom or which, during such period:

        (a) the Executive shall have had personal dealings in the course of his employment by the Company; or

        (b) any employee who was under the direct or indirect supervision of the Executive shall have had personal dealings in the course of his employment by the Company

18.1.6 "Restricted Area" means any other country in the world where, on the Termination Date, the Company was engaged in the research into, development, manufacture, distribution, sale or supply or otherwise dealt with Company Goods or Company Services;

18.1.7  "Restricted Goods" means Company Goods or goods of a similar kind;

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18.1.8  "Restricted Period" means the period of 12 months immediately following the Termination Date, provided always that if no duties have been assigned to the Executive by the Company during a period immediately preceding the Termination Date in accordance with clause 16.6, it means the period of 12 months immediately following the last date on which the Executive carried out duties assigned to him by the Company.

18.1.9 "Restricted Services" means Company Services or services of a similar kind;

18.1.10 "Termination Date" means the date of termination of the Employment.

18.2 The Executive hereby acknowledges that the Company's business is global, being operated on the Internet (amongst other platforms). As such, it can be carried out anywhere in the world. The Executive further acknowledges that it is reasonable and necessary for the Restricted Area to include the working or operating in any country of the world where the Company is at the Termination Date or has been planning in the last 12 months prior to the Termination Date to be engaged in research into, development, production, distribution, sale, supply or other dealings with Company Goods or Company Services. The Executive also acknowledges that the Company operates in a new and expanding market and by reason of his appointment, the Executive will be engaged in specialist activities which but for his employment, he might not have experienced. In so doing, the Executive is aware and agrees that it is essential to protect the legitimate business interests of the Company, given these circumstances, that the following restrictions should apply.

18.3 The Executive hereby undertakes with the Company that he will not either during the Employment nor during the Restricted Period without the prior written consent of the Company whether by himself, through his employees or agents or otherwise howsoever and whether on his own behalf or on behalf of any other person, firm, company or other organisation, directly or indirectly:

18.3.1 in competition with the Company within the Restricted Area, be employed or engaged or otherwise interested in the business of researching into, developing, distributing, selling, supplying or otherwise dealing with Restricted Goods or Restricted Services;

18.3.2 in competition with the Company, solicit business from or canvas any Customer or Prospective Customer if such solicitation or canvassing is in respect of Restricted Goods or Restricted Services;

18.3.3 in competition with the Company, accept orders for Restricted Goods or Restricted Services from any Customer or Prospective Customer;

18.3.4 solicit or induce or endeavour to solicit or induce any person who on the Termination Date was a director, manager, software designer salesman or consultant of the Company with whom the Executive had dealings during his employment to cease working for or providing services to the Company, whether or not any such person would thereby commit a breach of contract;

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18.3.5  employ or otherwise engage in the business of researching into, developing, distributing, selling, supplying or otherwise dealing with Restricted Goods or Restricted Services any person who was during the 12 months preceding the Termination Date employed or otherwise engaged by the Company and who was by reason of such employment or engagement is in possession of any trade secrets or Confidential Information relating to the business of the Company or who has acquired influence over its customers and prospective customers (defined as in clauses 18.1.4 and 18.1.5, but so that references to the Executive shall be replaced by references to the relevant employee).

18.4 Clauses 18.2 and 18.3 shall also apply as though there were substituted for references to the "Company" references to each Group Company in relation to which the Executive has in the course of his duties for the Company; or by reason of rendering services to or holding office in such Group Company:

18.4.1  acquired knowledge of its trade secrets or Confidential Information; or

18.4.2  had personal dealings with its Customers or Prospective Customers; or

18.4.3 supervised directly or indirectly employees having personal dealings with its Customers or Prospective Customers,

        but so that references in clause 18.1 to "the Company" shall for this purpose be deemed to be replaced by references to the relevant Group Company. The obligations undertaken by the Executive pursuant to this clause 18.4 shall, with respect to each such Group Company, constitute a separate and distinct covenant and the invalidity or unenforceability of any such covenant shall not affect the validity or unenforceability of the covenants in favour of any other Group Company or the Company.

18.5 The Executive hereby undertakes with the Company that he will not at any time:

18.5.1 during the continuance of the Employment or after the Termination Date engage in any trade or business or be associated with any person, firm or company engaged in any trade or business using the names Smartlogik or Bright Station or incorporating the words Bright Station; or Smartlogik;

18.5.2 after the termination of the Employment in the course of carrying on any trade or business, claim, represent or otherwise indicate any present association with the Company or any Group Company or for the purpose of carrying on or retaining any business or custom, claim, represent or otherwise indicate any past association with the Company or any Group Company to its detriment.

18.6 While the restrictions in this clause 18 (on which the Executive has had the opportunity to take independent advice, as the Executive hereby acknowledges) are considered by the parties to be reasonable in all the circumstances, it is agreed that if any such restrictions, by themselves, or taken together, shall be adjudged to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Company or a Group Company but would be adjudged reasonable if part or parts of the wording thereof were deleted, the relevant restriction or

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        restrictions shall apply with such deletion(s) as may be necessary to make it or them valid and effective.

19.     PRESCRIBED INFORMATION

19.1 The following information is set forth for the purposes of section 3 of the ERA:

19.1.1 If the Executive wishes to obtain redress of any grievance relating to the Employment or is dissatisfied with any reprimand, suspension or other disciplinary step taken by the Company, he shall apply in writing to the Chairman of the Board, setting out the nature and details of any such grievance dissatisfaction. The Chairman or (at the Chairman's discretion) the Board will consider such grievance dissatisfaction, his or their decision being final.

19.1.2 There are no disciplinary rules applicable to the Executive other than those set out in this Agreement.

19.1.3 No collective agreement has any effect on the Executive's employment hereunder and, except for visits in the ordinary course of business, the Executive shall not be required to work outside the United Kingdom.

20.     DATA PROTECTION

        The Executive's personal data will be held by the Company in its relevant manual and automated filing systems. The Executive hereby consents to the processing and disclosure of such personal data internally (including to any Group Company) in order for the Employment to be performed and for decisions to be made regarding the Employment.

21.     SEVERABILITY

        The Company and the Executive acknowledge that the clauses and sub-clauses of this Agreement are severable. If any clause, sub-clause or identifiable part of any clause or sub-clause is held to be invalid or unenforceable by any court of competent jurisdiction, then such invalidity or unenforceability shall not affect the validity or enforceability of the remaining clauses or sub-clauses or the identifiable parts of such clauses or sub-clauses.

22.     COUNTERPARTS

        This Deed may be entered into in any number of counterparts and by the parties to it on separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same agreement.

23.     NOTICES

23.1 Any notice or other document to be given under this Agreement shall be in writing and may be given personally to the Executive or to the Secretary of the Company (as the case may be) or may be sent by first class post or other fast postal service or by facsimile transmission to, in the case of the Company, its registered office for the

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        time being and in the case of the Executive either to his address shown on the face hereof or to his known place of residence.

23.2 Any such notice shall be deemed served when in the ordinary course of the means of transmission it would first be received by the addressee in normal business hours.

24.     CHOICE OF LAW AND SUBMISSION TO JURISDICTION

24.1 This Agreement shall be governed by and interpreted in accordance with English law.

24.2 The parties hereby submit to the jurisdiction of the High Court of Justice in England but this Agreement may be enforced by the Company in any court of competent jurisdiction.

IN WITNESS whereof this Agreement has been executed as a deed the day and year first above written.

SIGNED as a DEED by           )
BRIGHT STATION PLC            )
acting by:                    )

                                         Director  /s/ SIGNATURE ILLEGIBLE

                                         Director/Secretary  /s/ SIGN. ILLEGIBLE

SIGNED as a DEED by           )
SIMON CANHAM                  )          /s/ Simon Canham
in the presence of:           )

Signature:  /s/ CLARE THOMAS

Witness name:  CLARE THOMAS

Address:  150 ALDERSGATE STREET, LONDON EC1A 4EJ

Occupation:  SOLICITOR

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